                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                 STONE CONTAINER CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                 STONE CONTAINER CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[LOGO]
      STONE CONTAINER CORPORATION
           150 North Michigan Avenue
           Chicago, IL 60601-7568

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON TUESDAY, MAY 10, 1994

To the Stockholders of
Stone Container Corporation:

    The Annual Meeting of Stockholders of Stone Container Corporation (the "Company") will be held on Tuesday, May 10, 1994 on the Fifty-Seventh Floor, The First National Bank of Chicago, One First National Plaza, Clark and Madison Streets, Chicago, Illinois, at 10:30 a.m. (C.D.S.T.) for the following purposes:

    1. To elect twelve directors to serve until the next succeeding Annual Meeting of Stockholders or until their respective successors are elected and qualified; and

    2.  To transact such other business as may properly come before the meeting.

    Even though you may now plan to attend the Annual Meeting in person, please complete, date, sign and promptly return the enclosed Proxy in the envelope enclosed for that purpose, which requires no postage if mailed in the United States. If you attend the Annual Meeting and desire to withdraw your Proxy and vote in person, you may do so.

    Only stockholders of record at the close of business on April 6, 1994 will be entitled to vote at the Annual Meeting.

    By order of the Board of Directors.

                                                   LESLIE T. LEDERER,
                                                       SECRETARY

Chicago, Illinois, April 14, 1994

                          STONE CONTAINER CORPORATION
                             150 N. Michigan Avenue
                          Chicago, Illinois 60601-7568

                                   ----------

                         P R O X Y   S T A T E M E N T

                              I. VOTING AND PROXY

    The Annual Meeting of Stockholders of Stone Container Corporation (the "Company") will be held on Tuesday, May 10, 1994, pursuant to the By-Laws, for the purposes set forth in the accompanying notice. The only matters which the Company's management intends to present are those set forth in such notice. Management knows of no matters which will be presented by others. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to act upon them according to their best judgment.

    The close of business on April 6, 1994 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On that day, the issued and outstanding voting securities of the Company consisted of 90,388,091 shares of Common Stock, $.01 par value (the "Common Stock"). The Company first sent this Proxy Statement and enclosed Proxy to stockholders entitled to notice and to vote at the Annual Meeting on or about April 14, 1994. Each stockholder has one vote for each share of Common Stock held, except in the case of the election of directors, and the holders of a majority of the shares of Common Stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business.

    At the Annual Meeting, twelve directors are to be elected with each stockholder being entitled to cumulate his or her votes. Under cumulative voting, each stockholder entitled to vote is entitled to vote as many votes as shall equal the number of shares of Common Stock owned multiplied by the number of directors to be elected (12). Each stockholder may cast all of such votes for a single candidate or distribute them among the number of director positions to be voted for or any two or more of them as such stockholder may see fit. Except as otherwise instructed by a stockholder, each properly executed and returned Proxy that grants authority to vote for one or more of the nominees named below will authorize the proxies to cumulate all votes which the stockholder is entitled to cast and to allocate such votes among such nominees as such proxies determine, in their sole and absolute discretion. If individuals other than the nominees named below are nominated for director of the Company, the proxies intend to distribute the number of votes as to which they have discretionary authority with respect to cumulative voting in such manner as will assure the election of all nominees named below or, if they shall have insufficient votes for such purpose, the election of as many of such nominees as is possible.

    If a quorum is present at the Annual Meeting, the twelve candidates for director receiving the greatest number of votes will be elected. Except as otherwise instructed by a stockholder, each properly executed and returned Proxy will be voted FOR the election of the nominees named below. The enclosed Proxy permits each stockholder to withhold authority to vote for one or more of such nominees, but withholding authority to vote for a director nominee will not prevent such nominee from being elected.

    The enclosed Proxy is solicited by the Board of Directors. If the Proxy in such form is properly executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the instructions thereon at the Annual Meeting. Such Proxy, if given, may be revoked by the stockholder executing it any time prior to its being voted by giving written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and requesting its revocation at the beginning of the Annual Meeting.

                                 II. DIRECTORS

NOMINEES FOR DIRECTORS

    Directors are to be elected to serve until the next succeeding Annual Meeting of Stockholders or until their successors are elected and qualified. All of the nominees were elected directors at the last Annual Meeting. It is intended that the Proxy, if given, and unless otherwise specified thereon, will be voted for the persons named below. In case any of the named nominees is not a candidate at the Annual Meeting, an event which management does not anticipate, it is intended that the enclosed Proxy, if given, and unless it is otherwise specified thereon, may be voted for a substitute nominee and will be voted for the other nominees named.

                                                                                       NUMBER OF
                                                                                       SHARES OF
                                                                                         COMMON       PERCENT OF
                                                                          YEAR FIRST     STOCK          COMMON
                                                                          ELECTED A   BENEFICIALLY      STOCK
      NAME                                PRINCIPAL OCCUPATION             DIRECTOR     OWNED(C)     OUTSTANDING
- ------------------------------  ----------------------------------------  ----------  ------------  --------------
Richard A. Giesen* ++           Chairman of the Board & Chief Executive        1974        12,717        (a)
                                  Officer of Continere Corporation
James J. Glasser+ ++            Chairman of the Board, President and           1986        10,200        (a)
                                  Chief Executive Officer of GATX
                                  Corporation
George D. Kennedy+#             Chairman of the Board of Mallinckrodt          1989         1,020        (a)
                                  Group Inc. (formerly IMCERA Group
                                  Inc.)
Howard C. Miller, Jr.*+         Consultant                                     1981         2,066        (a)
John D. Nichols+#               Chairman of the Board and Chief                1989         2,040        (a)
                                  Executive Officer of Illinois Tool
                                  Works Inc.
Jerry K. Pearlman*+ ++          Chairman of the Board and Chief                1984         3,672        (a)
                                  Executive Officer of Zenith
                                  Electronics Corporation
Richard J. Raskin               Attorney                                       1983       575,448       (a)(b)
Alan Stone*                     Senior Vice President                          1969     1,062,143           1.2%(b)

                                                                                       NUMBER OF
                                                                                       SHARES OF
                                                                                         COMMON       PERCENT OF
                                                                          YEAR FIRST     STOCK          COMMON
                                                                          ELECTED A   BENEFICIALLY      STOCK
      NAME                                PRINCIPAL OCCUPATION             DIRECTOR     OWNED(C)     OUTSTANDING
- ------------------------------  ----------------------------------------  ----------  ------------  --------------
Avery J. Stone                  President of IDC Management                    1969       906,415           1.0%(b)
Ira N. Stone                    Senior Vice President                          1969     1,004,296           1.1%(b)
James H. Stone*                 President of Stone Management                  1969       563,377       (a)(b)
                                  Corporation
Roger W. Stone*                 Chairman of the Board, President and           1969     1,715,127           1.9%(b)
                                  Chief Executive Officer

- --------------
*Member of the Executive Committee   ++Member of the Compensation Committee
+Member of the Audit Committee       #Member of the Nominating Committee
(a)  Does not exceed one percent (1%) of the outstanding stock.
(b) There is included in the stock beneficially owned in the foregoing table, Common Stock owned by spouses and associates, except those associates separately listed in the table, beneficial ownership of which is disclaimed. See footnote (b) under "Security Ownership by Management".
(c) Each person has sole voting and investment power with respect to the shares listed.

INFORMATION AS TO DIRECTORS AND EXECUTIVE OFFICERS

    The following information indicates the principal occupation and employment for the named Directors and Executive Officers for the last five years, unless otherwise indicated.

DIRECTORS:

    RICHARD A. GIESEN, born October 7, 1929, is Chairman of the Board and Chief Executive Officer of Continere Corporation, a glass and plastic packaging distribution company. Mr. Giesen is a director of GATX Corporation and Continere Corporation.

    JAMES J. GLASSER, born June 5, 1934, is Chairman of the Board, President and Chief Executive Officer of GATX Corporation, a leasing and financial services company. Mr. Glasser is a director of General American Transportation Corporation, GATX Leasing Corporation, The B.F. Goodrich Company, Harris Bankcorp, Inc., Harris Trust & Savings Bank, and Bank of Montreal.

    GEORGE D. KENNEDY, born May 30, 1926, is Chairman of the Board of Mallinckrodt Group Inc. (formerly IMCERA Group Inc.), a diversified health care company. Mr. Kennedy is a director of Illinois Tool Works Inc., Kemper Corporation, Kemper National Insurance Co., Brunswick Corporation, American National Can Corporation, Scottsman Industries, Inc., and Medical Care America, Inc.

    HOWARD C. MILLER, JR., born September 2, 1926, is a consultant in private practice, consulting in general business matters. Mr. Miller is a director of Automobile Protection Corporation.

    JOHN D. NICHOLS, born September 20, 1930, is Chairman of the Board and Chief Executive Officer of Illinois Tool Works Inc., a diversified manufacturing company. Mr. Nichols is a director of Philip Morris Companies, Inc., Household International, Inc. and Rockwell International Corporation.

    JERRY K. PEARLMAN, born March 27, 1939, is Chairman of the Board and Chief Executive Officer of Zenith Electronics Corporation, a manufacturer of consumer electronics and cable television products. Mr. Pearlman is a director of First Chicago Corporation and The First National Bank of Chicago.

    RICHARD J. RASKIN, born April 4, 1945, is an attorney in private practice with the law firm of Richard J. Raskin, Attorney at Law. See Footnote (b) under "Security Ownership by Management".

    ALAN STONE, born February 5, 1928, Senior Vice President, Purchasing and Transportation; is responsible for corporate purchasing and transportation. See Footnote (b) under "Security Ownership by Management".

    AVERY J. STONE, born November 7, 1932, is President of IDC Management Co., a management and investment company. See Footnote (b) under "Security Ownership by Management".

    IRA N. STONE, born February 4, 1932, Senior Vice President since 1989 is responsible for Corporate Marketing, Communication and Public Affairs. See Footnote (b) under "Security Ownership by Management".

    JAMES H. STONE, born March 4, 1939, is President of Stone Management Corporation, a management consulting firm (not affiliated with the Company). Mr. Stone is a director of Fullerton Metals Company. See Footnote (b) under "Security Ownership by Management".

    ROGER W. STONE, born February 16, 1935, is Chairman of the Board, President and Chief Executive Officer. Mr. Stone is a director of First Chicago Corporation, The First National Bank of Chicago, McDonald's Corporation, Morton International, Inc., Stone-Consolidated Corporation, Option Care, Inc. and Continere Corporation. See Footnote (b) under "Security Ownership by Management".

OTHER EXECUTIVE OFFICERS:

    ARNOLD F. BROOKSTONE, born April 8, 1930, Executive Vice President, Chief Financial and Planning Officer since 1991. Previously, Mr. Brookstone was Senior Vice President, Chief Financial and Planning Officer. Mr. Brookstone is a director of Stone-Consolidated Corporation, Donnelly Corporation, MFRI, Inc., Rembrandt Funds and Continere Corporation.

    JAMES DOUGHAN, born November 9, 1933, President and Chief Executive Officer of Stone-Consolidated Corporation since 1993. Previously, Mr. Doughan was Executive Vice President, Containerboard and Paper and Pulp Marketing and Sales. Mr. Doughan is a director of Stone-Consolidated Corporation.

    MORTY  ROSENKRANZ,  born  February  21,  1928,  Executive  Vice   President,
Administration since 1993. Previously, Mr. Rosenkranz was Executive Vice President North American Integrated Packaging.

    JOHN D. BENCE, born June 18, 1932, Senior Vice President, European Packaging Operations, joined the Company in December 1988 and was elected Vice President in March 1989 and Senior Vice President in January 1991.

    THOMAS W. CADDEN, SR., born September 4, 1933, Senior Vice President and General Manager Industrial and Retail Packaging since 1993. Previously, Mr. Cadden was Senior Vice President and General Manager of the Corrugated Container Division.

    THOMAS P. CUTILLETTA, born July 5, 1943, Senior Vice President and Corporate Controller, is the Company's Chief Accounting Officer. Mr. Cutilletta was elected Senior Vice President in January 1991.

    HAROLD E. GREGG, born May 17, 1929, Senior Vice President since 1993 working on special projects for the Chairman of the Board. Previously Mr. Gregg was Senior Vice President Marketing and Corporate Sales.

    GERALD M. FREEMAN, born April 18, 1937, Senior Vice President and General Manager, Forest Products Division since 1987, is responsible for the operations of that division.

    JAMES B. HEIDER, born July 27, 1943, Senior Vice President and General Manager, Containerboard and Paper Division since December, 1988.

    MATTHEW S. KAPLAN, born March 13, 1957, Senior Vice President and General Manager, Corrugated Container Division, since June, 1993. Previously, Mr. Kaplan was Vice President and General Manager, Retail Bag Division. Mr. Kaplan is the son-in-law of Roger W. Stone.

    WILLIAM J. KLAISLE, born September 13, 1941, Vice President Corporate Development since April 1993. Previously, Mr. Klaisle was Vice President, Corporate Marketing and Communications.

    LESLIE T. LEDERER, born July 20, 1948, Vice President, Secretary and Counsel since 1987.

    MICHAEL B. WHEELER, born February 15, 1945, Vice President since 1984 and Treasurer and Assistant Secretary since 1981.

MEETINGS AND COMMITTEES OF DIRECTORS

    During 1993, the Board of Directors met nine times. As to meetings of the Committees of the Board, the Audit Committee met four times; the Compensation Committee met three times; the Executive Committee met once and the Nominating Committee did not meet. Each of the incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the Committees of which he was a member.

    The Audit Committee of the Board meets, as necessary, to receive and review the results of the audits of the Company's books and records performed by the independent auditors, to review matters relating to internal auditing, accounting policies, procedures and adjustments, and to participate in the selection of independent auditors for the following year.

    The Compensation Committee of the Board meets, as necessary, to review the Company's programs for the development of management personnel and to consider recommendations and proposals to be made to the Board on directors' fees and management compensation.

    The Nominating Committee of the Board meets, as necessary, to seek out, review the qualifications of, and propose to the Board, nominees for election as directors. The Company's By-Laws provide, in general, that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of stockholders at which directors are to be elected only if written notice of such stockholder's intent to make such nomination has been received by the Secretary of the Company not less than 60 nor more than 90 days prior to such meeting. The By-Laws further specify the requirements of such notice. Stockholders wishing to suggest nominees for the Board may address their suggestions in writing to the Secretary of the Company, Stone Container Corporation, 150 N. Michigan Avenue, Chicago, IL 60601.

    The Executive Committee of the Board exercises the power and authority of the Board of Directors as may be necessary during intervals between meetings of the Board of Directors, subject to such limitations as are provided by law, the Company's By-Laws or resolutions of the Board of Directors.

    The members of the Audit, Compensation and Nominating Committees, none of whom is an employee of the Company, and members of the Executive Committee, are indicated under "Nominees for Directors".

CERTAIN TRANSACTIONS

    During 1984, the Company loaned to Mr. James Doughan, President & Chief Executive Officer of Stone-Consolidated Corporation the amount of $347,250 in connection with Mr. Doughan's relocation to Chicago upon his assuming his duties with the Company. Mr. Doughan subsequently repaid a portion of such loan; the outstanding balance as of March 1, 1994 was $275,000. During 1988, the Company made a loan to Mr. James B. Heider, Senior Vice President and General Manager, Containerboard and Paper Division, in the amount of $320,000 in connection with his move to Chicago. Mr. Heider has subsequently repaid a portion of such loan; the outstanding balance as of March 1, 1994 was $250,000. Such loans bear no interest and are repayable on demand by the Company. The interest rate imputed on such loans was 4.98% during 1993.

                         SECURITY OWNERSHIP BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

    As of February 14, 1994, the following persons were known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company:

                                                NUMBER OF SHARES
                                                 OF COMMON STOCK      PERCENT OF
                                                  BENEFICIALLY       COMMON STOCK
      NAME AND ADDRESS                              OWNED(1)         OUTSTANDING
- ----------------------------------------------  -----------------   --------------
FMR Corp......................................     10,184,373(2)           11.58%
 82 Devonshire Street
 Boston, MA 02109-3614
Sanford C. Bernstein & Co., Inc...............      6,337,584               7.2%
 767 Fifth Avenue
 New York, NY 10153
Reliance Financial Services Corp..............      4,761,904(3)            5.4%
 Park Avenue Plaza
 55 East 52nd Street
 New York, NY 10055

- --------------
(1) Information with respect to beneficial ownership is based upon information furnished by each owner.
(2) Includes (i) 5,350,817 shares resulting from the assumed conversion of $61,802,000 principal amount of the Company's 8 7/8% Convertible Senior Subordinated Notes due 2000, (ii) 7,949 shares resulting from the assumed conversion of shares of the Company's $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock and (iii) 60,694 shares resulting from the assumed conversion of $2,060,000 principal amount of the Company's 6.75% Convertible Subordinated Debentures.
(3) All 4,761,904 shares are based upon the assumed conversion of the Company's 8 7/8% Convertible Senior Subordinated Notes due 2000.

                        SECURITY OWNERSHIP BY MANAGEMENT

    As of March 1, 1994, each of the executive officers named in the Summary Compensation Table, individually, and all directors and executive officers as a group, beneficially owned the following shares of Common Stock of the Company:

                                                 NUMBER OF
                                                 SHARES OF
                                                COMMON STOCK
                                                BENEFICIALLY   PERCENT OF COMMON
      NAME                                         OWNED       STOCK OUTSTANDING
- ----------------------------------------------  ------------  -------------------
Arnold F. Brookstone..........................      112,400           (a)
James Doughan.................................       49,296           (a)
James B. Heider...............................       44,795           (a)
Morty Rosenkranz..............................       68,168           (a)
Roger W. Stone................................    1,715,127                1.9%(b)
All directors and executive officers as a        11,203,767               12.4%(b)
 group........................................

- --------------
(a)   Does not exceed one percent (1%) of the outstanding stock.
(b) The shares of Common Stock owned by all directors and executive officers as a group include those of Jerome H. Stone and Marvin N. Stone, each of whom is a Founding Director and as such is, pursuant to the Company's By-Laws, entitled to attend and participate at meetings of directors but have no vote. Jerome H. Stone, Marvin N. Stone and Norman H. Stone (deceased) are brothers. Alan Stone and Ira N. Stone are sons of Norman H. Stone. Avery J. Stone and Roger W. Stone are sons of Marvin N. Stone. James H. Stone is the son and Richard J. Raskin is the son-in-law of Jerome H. Stone. Matthew S. Kaplan is the son-in-law of Roger W. Stone. The members of the Stone family own an aggregate (but not as a group) of approximately 13,000,000 shares of Common Stock (approximately 15% of the outstanding shares).

                               III. COMPENSATION

    The following table sets forth the compensation paid to, as well as the value of stock awards earned by, the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during the past three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                                    ----------------------------
                                                                       AWARDS        PAYOUTS
                                                                    ------------  --------------
                                        ANNUAL COMPENSATION          RESTRICTED     LONG-TERM
                                 ---------------------------------     STOCK      INCENTIVE PLAN
  NAME AND PRINCIPAL POSITION      YEAR       SALARY       BONUS    AWARDS(1)(2)    PAYOUTS(3)
- -------------------------------  ---------  -----------  ---------  ------------  --------------
Roger W. Stone                        1993  $   730,000     --       $  395,604    $        -0-
 Chairman, President                  1992      730,000     --          389,360         172,150
 Chief Executive Officer              1991      730,000     --          381,547         177,000
Morty Rosenkranz                      1993      410,000     --          156,545             -0-
 Executive Vice President             1992      391,250     --          154,836          65,340
                                      1991      363,250     --          150,121          69,000
James Doughan                         1993      373,000     --          131,000             -0-
 Executive Vice President             1992      358,000     --          118,856          65,340
                                      1991      341,750     --          114,276          69,000
Arnold F. Brookstone                  1993      310,000     --          113,004             -0-
 Executive Vice President             1992      295,000     --          104,295          61,270
                                      1991      280,250     --           99,774          69,000
James B. Heider                       1993      275,000     --           87,770             -0-
 Senior Vice President                1992      253,250     --           87,210          25,300
                                      1991      225,500     --           76,751          29,850

- --------------
(1) Stock awards made under the Long-Term Incentive Plan do not vest until the fifth anniversary of the award.
(2) Dividends on shares of restricted stock are paid at the same time and at the same rate as dividends on all other shares of the Company's Common Stock. The aggregate number and value of each named executive's restricted stock holdings as of December 31, 1993 are as follows: Mr. Stone, 119,081 shares, $1,145,962.13; Mr. Rosenkranz, 36,550 shares, $351,793.75; Mr.
      Doughan, 29,120 shares $280,280; Mr. Brookstone, 24,671 shares, $237,458.38; Mr. Heider, 20,458 shares, $196,908.25.
(3) Cash payouts under the Long-Term Incentive Plan reflected in this column are on account of awards made and earned over the preceding five year period.

             LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

    The following table sets forth the long-term incentive plan performance unit awards made to each of the named executives in 1993.

                                                                PERFORMANCE OR  ESTIMATED FUTURE PAYOUTS UNDER
                                                                 OTHER PERIOD   NON-STOCK PRICE BASED PLANS(1)
                                                                    UNTIL       -------------------------------
                                                    NUMBER OF   MATURATION OR   THRESHOLD   TARGET     MAXIMUM
      NAME                                            UNITS         PAYOUT         ($)        ($)        ($)
- -------------------------------------------------  -----------  --------------  ---------  ---------  ---------
Roger W. Stone...................................        3956      5 years        197,800    395,600    593,400
Morty Rosenkranz.................................        1566      5 years         78,300    156,600    234,900
James Doughan....................................        1197      5 years         59,850    119,700    179,550
Arnold F. Brookstone.............................        1048      5 years         52,400    104,800    157,200
James B. Heider..................................         878      5 years         43,900     87,800    131,700

- --------------
(1)   Cash payout under the Company's Long-Term Incentive Plan.

    In addition to the restricted stock awards reflected in the Summary Compensation Table, the Company's Long-Term Incentive Plan provides for incentive awards to each named executive officer, in the form of performance units, based upon the long-term performance of the Company. Such awards may be earned upon the expiration of the five year period after the date of award to the extent that the Company has achieved the designated performance goals for such five-year performance cycle. Awards are granted each year based upon each participant's level of responsibility and average salary mid-point level projected as of the end of each five year performance cycle with awards ranging from 40% to 100% of such salary mid-point. Performance unit awards are payable in cash, if earned, upon the completion of each five year performance cycle. The targeted performance goal for each performance cycle is realization by the Company of a designated average corporate return on beginning equity. Cash payments (from 0% to 150% of the performance unit award) are then determined by the degree to which the Company attains or exceeds the targeted goal, ranging from a minimum of 88% to a maximum of 133% of such goal. No cash payments will be made if the Company does not achieve at least 88% of such goal. For example, the cash payment, if any, to be paid to a participant under the plan will be in an amount equal to (i) 100% of the value of the performance unit at the time of its award if the Company attains the targeted goal at the end of the performance cycle; (ii) 150% of such value if the Company attains 133% of such targeted goal; (iii) 50% of such value if the Company attains 88% of such targeted goal, or (iv) nothing, if the Company does not attain 88% of its targeted goal.

SALARIED EMPLOYEES RETIREMENT PLAN:

    The Stone Container Corporation Salaried Employees Retirement Plan provides for the payment of a monthly pension to retiring salaried employees equal to the larger of (a) 1.67% of his or her average monthly compensation based on the highest 60 consecutive months compensation (within the last 180 months) for each year of service to a maximum of 30 years service, reduced by 3/4 of 1% of the employee's covered compensation under social security or (b) 1% of such average monthly compensation (not greater than $900) for each year of service. This benefit is then reduced, if applicable, by the monthly retirement income that could be provided on an actuarial equivalent basis from the employee's participation in certain previously sponsored retirement plans of the Company. Employees become vested for retirement income benefits after completion of 5 years of service or if earlier upon reaching age 65. The payment or accrual in respect of any specified person is not and cannot readily be separately or individually calculated by the actuaries for this defined benefit plan. Upon the recommendation of the independent actuaries, the Company did not make a cash contribution to the Plan for the year 1993. The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications.

                               PENSION PLAN TABLE
                ILLUSTRATIVE PROJECTED ANNUAL RETIREMENT BENEFIT
       FOR SELECTED REMUNERATION AND YEARS OF SERVICE CLASSIFICATIONS(A)

                                                                  YEARS OF SERVICE AT RETIREMENT
                                                  ---------------------------------------------------------------
REMUNERATION(B)                                       15           20           25           30           35
- ------------------------------------------------  -----------  -----------  -----------  -----------  -----------
$ 100,000.......................................  $    25,050  $    33,400  $    41,750  $    50,100  $    50,100
  150,000.......................................       37,575       50,100       62,625       75,150       75,150
  200,000.......................................       50,100       66,800       83,500      100,200      100,200
  250,000.......................................       62,625       83,500      104,375      125,250      125,250
  300,000.......................................       75,150      100,200      125,250      150,300      150,300
  400,000.......................................      100,200      133,600      167,000      200,400      200,400
  600,000.......................................      150,300      200,400      250,500      300,600      300,600
  800,000.......................................      200,400      267,200      334,000      400,800      400,800
 1,000,000......................................      250,500      334,000      417,500      501,000      501,000

- --------------
(a) Benefit shown would be reduced by 3/4 of 1% of the retiree's covered compensation under social security while employed by the Company, as defined in the Plan, and would be limited to the extent required by the provisions of the Internal Revenue Code of 1986. Under federal law, an employee's benefits under a qualified pension plan such as the Stone Container Corporation Salaried Employees Retirement Plan are limited to certain maximum amounts. The Company maintains the Stone Container
      Corporation Excess Benefit Plan, which supplements the benefits of any participant in the qualified pension plan by direct payment of a lump sum or by an annuity, on an unfunded basis, of the amount by which any participant's benefits under the pension plan are limited by law. The table illustrates the amount of annual pension without regard to such limitations for an employee retiring in 1994 calculated on a single life annuity basis.
(b) In estimating the annual benefit it is assumed that the five year average monthly compensation is equal to 1993 earnings.

    The base compensation covered by the Plan includes salary and any bonus earned. Since no bonuses were paid to the individuals named in the summary compensation table for the years 1991, 1992 and 1993, the base compensation covered by the Plan for those years is equal to the amounts set forth in the Salary column of that table. The years of service as of January 1, 1994 for such individuals are: 37.4 for Mr. Stone, 29.9 for Mr. Rosenkranz, 9.9 for Mr. Doughan, 28.7 for Mr. Brookstone and 13.2 for Mr. Heider.

    Mr. James Doughan, Executive Vice President of the Company, has entered into an agreement with the Company whereby the Company has agreed to pay Mr. Doughan a supplemental retirement benefit commencing when Mr. Doughan attains age 65. The supplemental retirement benefit is computed by taking the difference between $12,500 per month and the amount Mr. Doughan will receive from the Stone Container Corporation Salaried Employees Retirement Plan and, if applicable, the Stone Container Corporation Excess Benefit Plan at age 65. Such supplemental monthly benefit will be payable to Mr. Doughan only in the event Mr. Doughan is either an employee of the Company at age 65 or becomes disabled while employed. In the event Mr. Doughan dies either while an employee of Stone or after commencement of such supplemental monthly benefit, his surviving spouse will receive 50% of such supplemental monthly benefit for the remainder of her life.

                           COMPENSATION OF DIRECTORS

    Non-employee directors receive an annual retainer of $25,000 for their services plus $1,000 per meeting for attendance at Board and Board Committee meetings. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee receive an additional $3,000 per year retainer. Under the Company's unfunded deferred director fee plans, a director may elect to defer payment of his director's fees so that payment would be made in ten equal annual installments commencing in the year following the director's retirement from the Board of Directors plus earnings on the deferred amounts. In addition, it is the policy of the Company to appoint a director with ten or more years service as a director to be a consultant to the Company for a period of five years after retirement from the Board, at an annual fee based upon the director's retainer in effect at the date of retirement.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Board of Directors has authorized management to execute continuity contracts for corporate and divisional officers (other than Roger W. Stone) who, with certain exceptions, have been employed by the Company for at least five years, providing for continuation of salary, bonus (based upon the average bonus for the last three calendar years) and certain fringe benefits, in the event of involuntary termination of employment after a change in control, as defined in such continuity contracts, of the Company. Payments under these contracts would continue until the earliest of three years from the date of such officer's involuntary termination, age 70, death, disability or an offer of comparable employment. The Company has entered into such contracts with each of the individuals named in the cash compensation table other than Mr. Stone. The amount of such payments to be received by the individuals named in the Summary Compensation Table is dependent upon whether such individual obtains employment elsewhere. Any amounts received by such individual from other employment will offset the payment made pursuant to these contracts.

    The Company entered into consulting agreements in 1974 with each of Messrs. Jerome H. Stone, Marvin N. Stone and Norman H. Stone (deceased), under which each serves or was to serve as a consultant to the Company for a fee of $80,000 per annum during his lifetime and, should he die leaving a widow, $40,000 per annum to such widow during her lifetime. Mr. Norman H. Stone died during 1985 and his widow receives the specified payments. The consulting fees are in addition to the retirement benefits previously noted.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    Roger W. Stone, Chairman of the Board, President and Chief Executive Officer of the Company, serves as a director of Continere Corporation, whose Chairman and Chief Executive Officer, Richard A. Giesen, serves on the Compensation Committee of the Company.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee, consisting of Mr. Giesen, Mr. Glasser and Mr. Pearlman, has provided the following Board Compensation Committee Report.

COMPENSATION POLICY

    Under the direction of the Compensation Committee of the Board of Directors, the Company's executive compensation program is based upon a "pay for performance" philosophy and is designed to attract and retain highly qualified, key executives by offering competitive base compensation supplemented with performance based incentives linked to corporate performance factors and position within the Company. The three components of the Company's total compensation program for executive officers are (i) base salary, (ii) annual (short-term) incentive compensation awards and (iii) long-term incentive compensation awards. The total compensation package is designed to be competitive with compensation programs offered to comparable executive officers in a hybrid model group consisting of a pool of executive officers who are currently employed in similar positions in comparable paper companies with sales in excess of $1 billion (the "Peer Group").

BASE SALARIES

    All executive officer base salaries are reviewed and adjustments, if any, are approved annually by the Compensation Committee. The Company's executive officers' base salaries are targeted to be in the 75th percentile of the average base salaries of similarly situated executive officers within the Peer Group, and a salary range is established for each position with the midpoint of the range being set at such 75th percentile level. Any adjustment in an executive officer's base salary is made each year based upon an evaluation of individual performance subject to corporate salary budget guidelines and the relationship of current salary level to the midpoint of the applicable salary range. In addition, the Compensation Committee retains the right to take into account factors such as the overall corporate performance in establishing any adjustments.

    In September, 1993 the Compensation Committee met to review executive officer salaries and to consider adjustments thereto. Based upon the Company's current performance and economic conditions, the Committee determined that no adjustments should be made to current salary levels of the CEO and the executive officers named in the summary compensation table.

SHORT-TERM INCENTIVE AWARDS

    The short-term incentive award component of the Company's executive compensation program is based on the Company's consolidated operating division profits and the Company's consolidated net income for the fiscal year just completed. The program provides for the payment of cash incentive awards to participants to the extent that actual consolidated operating division profits and the Company's consolidated net income meet or exceed certain target levels. Early in the calendar year the

Committee establishes targeted consolidated operating division profit at four distinct levels which trigger incentive payouts ranging from 0% to 100%. The target levels are established based upon budgeted consolidated operating division profits for the fiscal year. To the extent that the Company attains a targeted performance level, each participant is entitled to receive a cash incentive award. Such cash awards are based upon the performance level attained and each participant's level of responsibility within the Company, ranging from 40% to 100% of the participant's base salary multiplied by the incentive payout percentage established for the targeted performance level attained. The four levels of targeted profit are competent, commendable, excellent, and distinguished. A participant will earn anywhere from 0% to 100% dependent on the target level attained. In the event, however, that the Company does not have positive net consolidated income for the relevant year, the executive officers named in the summary compensation table will receive no incentive payout regardless of the level of operating division profits. In addition, all other participants will be limited to 2/3 of the maximum payout regardless of the consolidated operating division profits if the Company does not achieve a positive consolidated net income. For purposes of the foregoing, consolidated operating division profits is defined as profit prior to interest expense, corporate expenses, non-recurring charges and income taxes.

    No short-term incentive awards were paid out in 1993 to the CEO or any of the executive officers named in the summary compensation table because the Company failed to attain the minimum target objective.

LONG-TERM INCENTIVE COMPENSATION

    The long-term incentive element of the executive compensation program provides for incentive awards based upon the long-term performance of the Company. Such awards consist of a combination of shares of Common Stock, restricted to preclude sale or transfer for a five year period, and cash compensation which may be earned upon the expiration of the five year period to the extent that the Company has achieved the designated performance goals for such performance cycle. Awards are granted based upon each participant's level of responsibility and average salary mid-point level projected through the end of the five year performance cycle with awards ranging from 40% to 100% of such salary mid-point. One-half of each award is made in restricted stock and one-half is made in performance units payable in cash, if earned, upon the completion of the five year performance cycle. The targeted performance goal for each performance cycle is realization by the Company of a designated average corporate return on beginning equity. The restricted stock portion of the award is not subject to the attainment of these goals. Cash payments (from 0% to 150% of the performance unit award) are then determined by the degree to which the Company attains or exceeds the targeted goal, ranging from a minimum of 88% to a maximum of 133% of such goal. The current target goal for the participants is a 15% return on equity. No cash payments will be made if the Company does not achieve at least 88% of such goal. For example, the cash payment, if any, to be paid to a participant under the plan will be in an amount equal to (i) 100% of the value of the performance unit at the time of its award if the Company attains the targeted goal at the end of the performance cycle; (ii) 150% of such value if the Company attains 133% of such targeted goal; (iii) 50% of such value if the Company attains 88% of such targeted goal, or (iv) nothing, if the Company does not attain 88% of its targeted goal.

    There were no performance unit payouts in 1993 to the CEO or any of the executive officers named in the summary compensation table for the five year period ended December 31, 1992 because the

Company did not attain the return on equity target for the five year cycle. In 1993, the CEO was awarded 24,159 shares of restricted stock for the January 1993
- -- December 1998 performance cycle pursuant to the terms of the plan described above.

    The recently enacted limitation on the tax deductibility of executive compensation in excess of $1 million under the Omnibus Budget Reconciliation Act of 1993 may impact the Company. Accordingly, if the taxable compensation of any named individual during any year is reasonably anticipated to exceed $1 million, the short-term incentive award payment or restricted stock portion of the Long-Term Incentive Plan (or incremental portion thereof anticipated to exceed the $1 million threshold) otherwise payable to that individual in that year, will be deferred until the earlier of (i) the first year in which the payment of the deferred amount (or any portion thereof) would be deductible by the Company or (ii) the year following the individual's retirement.

                                          COMPENSATION COMMITTEE
                                          Richard A. Giesen -- Chairman
                                          James J. Glasser
                                          Jerry K. Pearlman

                             IV. PERFORMANCE GRAPH

    The following performance graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (on a dividend reinvested basis utilizing the closing price on December 31, 1988 as the base) with the cumulative total return of the S & P Composite 500 Stock Index and the S & P Paper and Forest Products Composite Index for the period of five years commencing January 1, 1989 and ended December 31, 1993.

           [GRAPHIC--PERFORMANCE GRAPH FILED UNDER COVER OF FORM SE]
                            V. INDEPENDENT AUDITORS

    The Board of Directors, upon recommendation of its Audit Committee, has selected the certified public accounting firm of Price Waterhouse as independent auditors of the accounts of the Company for the year ending December 31, 1994. Price Waterhouse served as independent auditors of the Company during the past fiscal year. Price Waterhouse has advised the Company that neither it, nor any of its partners, has or has had any direct or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of Price Waterhouse will be present at the Annual Meeting of Stockholders. Such representative may make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                          VI. DISCRETIONARY AUTHORITY

    While the notice of the Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, management is not aware of any matters to be presented for action by the stockholders at the meeting other than as set forth in this Proxy Statement. The enclosed Proxy gives discretionary authority, however, in the event that any additional matters should be presented.

                VII. COST OF SOLICITATION; STOCKHOLDER PROPOSALS

    The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

    Stockholders are referred to the Company's Annual Report for the fiscal year ended December 31, 1993 which has been mailed to stockholders, for financial and other information about the activities of the Company for such fiscal year. The Annual Report is not to be deemed incorporated in the Proxy Statement nor is it to be deemed a part of the proxy solicitation material.

    Under the rules of the Securities and Exchange Commission (the "SEC"), in order to be considered for inclusion in the Company's Proxy Statement for the 1995 Annual Meeting of Stockholders (to be held May 9, 1995), a stockholder proposal must be received by the Secretary of the Company at the offices of the Company at 150 N. Michigan Avenue, Chicago, IL 60601-7568 no later than the close of business on December 10, 1994, as well as meet other SEC requirements. In addition, the Company's By-Laws provide, in general, that any stockholder who proposes to bring any item of business before an annual meeting of stockholders must be a stockholder entitled to vote at such meeting and written notice of such business must have been received by the Secretary of the Company, not less than 60 nor more than 90 days prior to such annual meeting, except as provided by the By-Laws.

    By order of the Board of Directors.

                                                    Leslie T. Lederer

Chicago, Illinois -- April 14, 1994

STONE CONTAINER CORPORATION
150 North Michigan Avenue
Chicago, Illinois 60601-7568

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Stone Container Corporation (the "Company") hereby appoints Arnold F. Brookstone and Leslie T. Lederer, or either of them, with full power of substitution and revocation, to be attorneys and proxies to vote, as designated below, all the shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 10, 1994, at 10:30 a.m. (C.D.S.T.) on the Fifty-Seventh Floor, The First National Bank of Chicago, One First National Plaza, Chicago, Illinois, or any adjournment thereof, upon all subjects that may properly come before the meeting.

(Continued and to be signed on other side)

PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Directors                FOR all nominees           WITHHOLD         (NOTE: If authority is granted to vote for one
                                        listed below (except       AUTHORITY        or more nominees, unless otherwise specified
THE BOARD OF DIRECTORS RECOMMENDS THAT  as may be marked to     to vote for all     below this proxy will authorize the Proxies to
STOCKHOLDERS VOTE FOR ALL OF THE        the contrary below)  nominees listed below  cumulate all votes represented hereby and to
NOMINEES LISTED BELOW.                                                              allocate such votes among such nominees as the
                                                                                    Proxies shall determine, in their sole and
Richard A. Giesen, James J. Glasser,                                                absolute discretion, in order to maximize the
George G. Kennedy, Howard C. Miller, Jr.,                                           number of such nominees elected. To specify
John D. Nichols, Jerry K. Pearlman,                                                 a different manner of cumulative voting, write
Richard J. Raskin, Alan Stone, Avery J.                                             "Cumulative For", the name(s) of the nominee(s)
Stone, Ira N. Stone, James H. Stone and                                             and the number of votes on the space that
Roger W. Stone.                                                                     follows. See "Voting and Proxy" in the
                                                                                    accompanying proxy statement for further
                                                                                    information.)

(INSTRUCTION: To withhold authority to vote                                         ______________________________________________
for any individual nominee, mark the "FOR" box
and write that nominee's name on the space                                          2. In their discretion, the Proxies are
that follows.)                                                                         authorized to vote upon such other business
                                                                                       as may properly come before the meeting.

______________________________________________                                      This Proxy, when properly executed, will be
                                                                                    voted in the manner indicated herein by the
                                                                                    undersigned stockholder. If no direction is
                                                                                    made, this Proxy will be voted FOR the election
                                                                                    of all directors.

                                                                                                     Dated:__________________, 1994

                                                                                                     ______________________________

                                                                                                     ______________________________
                                                                                                     Signature(s) of Stockholder(s)

                                                                                    Please date and sign exactly as your name(s)
                                                                                    appear on the left side of this Proxy. If
                                                                                    shares are held jointly by two or more persons,
                                                                                    each stockholder named should sign. When
                                                                                    signing as executor, administrator, trustee or
                                                                                    guardian, please give full title as such. If a
                                                                                    corporation, please sign in full corporate name
                                                                                    by President or other authorized officer. If a
                                                                                    partnership, please sign in full partnership
                                                                                    name by authorized person.

STONE CONTAINER CORPORATION                   PROXY/VOTING INSTRUCTION CARD
CHICAGO, ILLINOIS

- -------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 10, 1994.

The undersigned stockholder of Stone Container Corporation (the "Company") hereby appoints Arnold F. Brookstone and Leslie T. Lederer, or either of them, with full power of substitution and revocation, to be attorneys and proxies to vote, as designated below, all of the shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 10, 1994, at 10:30 a.m., (C.D.S.T.) on the Fifty-Seventh Floor, The First National Bank of Chicago, One First National Plaza, Chicago, Illinois, or any adjournment thereof, upon all subjects that may properly come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AS INDICATED ON THE REVERSE SIDE HEREOF.

Election of Directors:

 Nominees: Richard A. Giesen, James J. Glasser, George D. Kennedy,
           Howard C. Miller, Jr., John D. Nichols, Jerry K. Pearlman, Richard J. Raskin, Alan Stone, Avery J. Stone, Ira N. Stone, James H. Stone and Roger W. Stone.

(NOTE: If authority is granted to vote for one or more nominees, unless otherwise specified below this proxy will authorize the Proxies to cumulate all votes represented hereby and to allocate such votes among such nominees as the Proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected. To specify a different manner of cumulative voting, write "Cumulate For", the name(s) of the nominee(s) and the number of votes on the space that follows. See "Voting and Proxy" in the accompanying proxy statement for further information.)
___________________________________________________________________________
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
                                                                SEE REVERSE
                                                                   SIDE


     PLEASE MARK YOUR                                                       3002
/X/  VOTE AS IN THIS
     EXAMPLE.

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
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
- ---------------------------------------------------------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
- ---------------------------------------------------------------------------------------------------------------------------------
                  FOR       WITHHELD AS TO ALL NOMINEES
1. Election of    /  /          /  /   To withhold authority to vote for           2. In their discretion, the Proxies are
   Directors.                          any individual nominee(s), mark the "FOR"      authorized to vote upon such other business
                                       box and write the name of each                 as may properly come before the meeting
                                       such nominee on line provided below



   -----------------------------------------------



   SIGNATURE(S)__________________________________ / ________________________________________ DATE ____________________________1994
   NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign.